Exhibit 99.1

For Release: June 10, 2013

GERALD STEINER ELECTED TO ALBEMARLE BOARD

(Baton Rouge, LA) June 10, 2013 – Albemarle Corporation (NYSE: ALB) announced today that its Board of Directors has elected Gerald A. Steiner to the Board, effective July 1, 2013.

“Jerry brings a wealth of global business, strategy and corporate affairs experience to an already strong and diverse board of directors,” commented Jim W. Nokes, Albemarle’s Chairman of the Board of Directors.

“We are excited to have Jerry join the Albemarle team,” said Luke Kissam, Albemarle’s CEO. “Jerry’s twenty-five plus years of experience with Monsanto will serve Albemarle and its shareholders well.”

Mr. Steiner is the Executive Vice President, Sustainability and Corporate Affairs of Monsanto Company. He is also a founder and board member of the Global Harvest Initiative, a public-private initiative whose mission is to sustainably double agricultural production by 2050. Mr. Steiner is a member of the CropLife International Plant Biotechnology Strategy Council and an Executive Committee member of the Council for Biotechnology Information. He is also a board and Executive Committee member and serves as Chair of the Food and Agriculture Section of the Biotechnology Industry Organization. Mr. Steiner has been a director of The Keystone Center since 2004. Mr. Steiner received a B.S. from the University of Wisconsin and an M.B.A. from Washington University.